Rosenberg Rich
Baker Berman
& COMPANY
A PROFESSIONAL ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

380 Foothill Road • P.O. Box 6483 • Bridgewater, NJ 08807-0483
Phone: 908-231-1000 • FAX: 908-231-6894
Website: www.rrbb.com • E-Mail: info@rrbb.com

March 30, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Life Nutrition Products, Inc.

We have read the statements that we understand Life Nutrition Products, Inc. will include under Item 4.01 of its amended Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Rosenberg Rich Baker Berman & Company